EXHIBIT 10.2

LOAN AND SECURITY AGREEMENT dated as of May 21, 2012 among DPM ACQUISITION, LLC The Lenders Party Hereto GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent

SCHEDULES:
Schedule 1.01- List of Post Companies Schedule 2.01-Lenders; Commitment
Schedule 3.13 - Subsidiaries; Equity Interests
Schedule 3.14 - Dividend Restrictions
Schedule 6.01 - Liens
Schedule 6.02 - Dispositions
Schedule 6.04 - Investments
Schedule 6.09 - Restrictive Agreements

EXHIBITS:
Exhibit A - Form of Assignment and Assumption
Exhibit B-1 - Form of Revolving Loan Note
Exhibit B-2 - Form of Term Loan Note
Exhibit C-1 - Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit C-2 - Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit C-3 - Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit C-4 - Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit D - List of Closing Documents Exhibit E - Material Contracts Exhibit F - Statement of Cash Flows Exhibit G - Statement of Accumulated Cash Exhibit H - Wellington Lenders; Allocation of Fees

LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 21, 2012 among DPM ACQUISITION, LLC, the LENDERS from time to time party hereto, GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions

SECTION1.01.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Accumulated Restricted Cash” has the meaning assigned to such term in the Backstop Agreement.
“Administration Fee” means a fee of $40,000 per annum, payable quarterly in arrears.
“Administrative Agent” means Guggenheim Corporate Funding, LLC, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, including, with respect to any Lender, any Approved Fund related to such Lender.
“Annual Projections” has the meaning assigned to such term in Section 5.01(e).
“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, the percentage equal to a fraction the numerator of which is such Lender's Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (or, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.14 when a Defaulting Lender shall exist, any such Defaulting Lender's Revolving Commitment shall be disregarded in the calculation and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender's outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders; provided that in the case of Section 2.14 when a Defaulting Lender shall exist, any such Defaulting Lender's Term Loan Commitment shall be disregarded in the calculation.
“Applicable Rate” means 18%, of which (i) an amount equal to not less than 10% per annum shall be payable in cash at the time specified herein and (ii) the remaining accrued amount may be paid in cash or accrued and added to the principal amount of the applicable Loan.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of October 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time) among the Borrower and the “PMR Sellers” party thereto pursuant to which Borrower has agreed to acquire certain assets of the PMR Sellers pursuant to Section 363 of the Bankruptcy Code.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means the chief executive officer, president, any Financial Officer or assistant treasurer or other similar officer of the Borrower.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Backstop Agreement” means that certain Portfolio 1 Backstop Agreement dated as of the date hereof by and among Borrower, Diamond Resorts Financial Services, Inc., RFA PMR Loanco, LLC and Resort Finance America, LLC.
“Backstop Collateral Account” has the meaning assigned to such term in the Backstop Agreement.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means DPM Acquisition, LLC, a Delaware limited liability company.
“Borrowing” means (a) Revolving Loans made, converted or continued on the same date or (b) a Term Loan made on the Effective Date.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Las Vegas, Nevada are authorized or required by law to remain closed.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means the occurrence of any of the following events:
(i)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the SEC thereunder, or any successor provisions of either of the foregoing), becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Borrower, whether as a result of the issuance of securities of the Borrower, any merger, consolidation, liquidation or dissolution of the Borrower or otherwise;

(ii)the Disposition, directly or indirectly, of all or substantially all the assets of the Borrower and its Subsidiaries, considered as a whole (other than a Disposition of such assets as an entirety or virtually as an entirety to a wholly-owned Subsidiary) to any Person shall have occurred, or the Borrower merges, consolidates or amalgamates with or into any other person or any other Person merges, consolidates or amalgamates with or into the Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Borrower is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Borrower is reclassified into or exchanged for other Voting Stock of the Borrower or for Voting Stock of the surviving corporation and (b) the holders of the Voting Stock of the Borrower immediately prior to such transaction own, directly or indirectly, a majority of the Voting Stock of the Borrower or the surviving corporation immediately after such transaction;
(iii)the director or directors members of the Board of Directors of the Borrower are terminated and not replaced by a director or directors reasonably acceptable to the Administrative Agent within 30 days; or
(iv)the Borrower's shareholders shall have approved any plan of liquidation or dissolution of the Borrower.
“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.
“Club Commission Agreement” means that certain agreement between DRIC and the Borrower, governing the payment of Club Commissions, to be executed by the parties thereto and delivered to the Administrative Agent no later than ten (10) days after the date hereof.
“Club Commission(s)” means that certain quarterly commission payment in the amount of $18.75 made by DRIC, operating as The Club®; to the Borrower pursuant to the Club Commission Agreement, for each Club/PMR Active Owner, payable to Administrative Agent, for the benefit of each Lender, quarterly in arrears, provided that such Club/PMR Active Owner has made its required payments to The Club®. The Club Commission will be payable for each Club/PMR Active Owner who comes into The Club® as a Club/PMR Active Owner (i) that upgrades by purchasing a membership in The Club®, or (ii) who doesn't upgrade but joins The Club® with The Club® overlay. The Club Commission will not be payable for any Club/PMR Active Owner who already is a member of The Club®.
“Club/PMR Active Owner” means, as of the Effective Date, an owner of a vacation ownership plan (whether denominated in points or weeks) in Monarch Grand Vacations resort locations, which owner is current in its payment of maintenance fees and any loans secured by its vacation ownership plan, and which vacation ownership plan has not been the subject of any recovery action.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning set forth in Section 2.15(a).
“Commitment” means, with respect to each Lender, the sum of such Lender's Revolving Commitment and Term Loan Commitment. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender's Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.
“Credit Party” means the Administrative Agent or any other Lender.
“Current Year” has the meaning assigned to such term in Section 5.01(e).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii)  pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Deposit Loan” means collectively, (i) that certain loan made by Tempus Acquisition, LLC to Borrower on December 2, 2011, and (ii) that certain loan made by DRC to Borrower on December 20, 2011, to fund the “Deposit”, as set forth in the Asset Purchase Agreement.
“Disposition” or “Dispose” means the sale, assignment, transfer or other disposition (including any Sale and Leaseback Transaction and any termination of business lines) of any property by the Borrower or any of its Subsidiaries to any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, or any sale, assignment or transfer of Equity Interests by such Person.
“Dollars” or “$” refers to lawful money of the United States of America.
“DPM Guaranty” means that certain secured Guaranty, dated as of May 21, 2012, provided by DPM Holdings, LLC for the benefit of the Administrative Agent in respect of the obligations arising under this Agreement and the other Loan Documents.
“DRC” means Diamond Resorts Corporation, a Maryland corporation.

“DRIC” means Diamond Resorts International Club, Inc., a Florida corporation and operator of The Club®.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any reportable event, as defined in Section 4043 of ERISA, or the regulations issued thereunder, with respect to a Plan, that the Administrative Agent determines in good faith constitutes (i) grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, or (ii) a failure to make required minimum contributions (other than an event for which the 30-day notice period is waived) shall have occurred and be continuing; (b) the existence with respect to any Plan of an “unpaid minimum required contribution” which means, with respect to any plan year, any minimum required contribution under Section 430 of the Code for the plan year which is not paid on or before the due date (as determined under section 430(j)(1) of the Code) for the plan year; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Cash Flow” means, with respect to the Borrower as of the end of any calendar quarter, the amount of the Borrower's gross income for such calendar quarter over the Permitted Expenses of the Borrower for such calendar quarter, provided that all Excess Cash Flow for any calendar year just ended shall be adjusted or “trued up” (via an additional payment of Excess Cash Flow in the current calendar quarter or a credit to Excess Cash Flow payments due in the current calendar quarters or subsequent calendar quarters) based upon the audited annual financial statements submitted pursuant to Section 5.01(a), with such true-up to occur in the calendar quarter immediately following the date on which the aforesaid financial statements were required to be delivered hereunder. Excess Cash Flow shall include all Club Commissions payable in any applicable calendar quarter.
“Excluded Collateral” means the collateral pledged by the Borrower to the lender pursuant to the RFA Facility (which, for avoidance of doubt, consists of defaulted receivables and a first-lien interest in the Restricted Cash Account).
“Excluded Taxes” means, with respect to any payment made by the Borrower under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:
(a)    income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located,
(b)    any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, and
(c)    in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender's failure to comply with Section 2.11(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.11(a).
“Exit Fee” means, with respect to the Term Loans, a fee equal to the product of (i) the applicable Exit Fee Percentage and (ii) the initial principal amount of the Term Loans.
“Exit Fee Percentage” means, with respect to the final payment in full of principal made in connection with the Term Loans, as applicable, a percentage determined in accordance with the following table based on when such final payment in full of such Term Loans are made:

If such payment in full occurs prior to the indicated anniversary of the Closing Date:	Exit Fee Percentage
First	2.5%
Second	5%
Third	7.5%
Fourth or thereafter	10%

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (a) endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and letters of guaranty only to the extent any draws under such letters of credit or letters of guaranty shall not have been reimbursed, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document and (b) Other Taxes.
“Intercompany Loans” means loans, advances or other extensions of credit by the Borrower or any Subsidiary of the Borrower, to the Borrower or any Subsidiary of the Borrower.
“Interest Payment Date” means the last Business Day of each fiscal quarter and the Revolving Maturity Date.
“Interval Purchase Price” means the “Diamond-Equivalent Point Price” as set forth in the Sales and Services Agreement.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or Equity Interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.06(e) of this Agreement, the DPM Guaranty, each Pledge Agreement, each Warrant Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower, or any employee of the Borrower, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, (c) the ability of the Borrower to perform any of its obligations under this Agreement or any Loan Document, or (d) the rights or remedies of the Administrative Agent and the Lenders under this Agreement or any Loan Document.
“Material Communications” means, with respect to any Contractual Obligation, any communication by the Borrower or any of its Subsidiaries with any Governmental Authority or any party to such Contractual Obligation regarding an event or circumstance that could reasonably be expected to result in a Material

Adverse Effect.
“Material Contract” means each contract listed as a Material Contract on Exhibit E.
“Material Indebtedness” means Indebtedness (other than the Loans) of the Borrower and its Subsidiaries, in an aggregate principal amount exceeding $250,000, including, without limitation the Indebtedness incurred under the RFA Facility.
“Material Notices” means, with respect to (a) any material Contractual Obligation, any notice sent or received by the Borrower or any of its Subsidiaries regarding a material event or circumstance, including the occurrence of any default under such Contractual Obligation or termination of such Contractual Obligation and (b) with respect to any Contractual Obligation, any other development that could reasonably be expected to result in a Material Adverse Effect.
“Monarch Grand Vacations” means that multi-site vacation ownership program established in 1998 by Pacific Monarch Resorts, Inc.
“Moody's” means Moody's Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Disposition Proceeds” means, with respect to any Disposition permitted hereunder, the cash proceeds received in respect of such Disposition, net of reasonable expenses.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Borrower to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.13).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Expenses” means, for any period, (i) the costs and expenses of the Borrower which are set forth in the consolidated detailed budget or, from and after the date of the initial delivery of Annual Projections hereunder, in the most recent Annual Projections submitted to the Administrative Agent pursuant to Section 5.01(e) in such amounts as may be approved by the Administrative Agent in its reasonable discretion on a quarterly basis upon review of the statements of cash flows in substantially the form attached hereto as Exhibit F delivered pursuant to Section 5.01(h)and (ii) any other costs and expenses incurred by the Borrower which are approved by the Administrative Agent from time to time in writing (which writing may be in an e-mail). Permitted Expenses may include, but not be limited to, (a) amounts due to affiliates of the Borrower pursuant to the Sales and Services Agreement, sub-management and servicing fees, rental leasing fees, general and administrative allocations, etc., (b) cost of timeshare sales, (c) general and administrative costs, (d) inventory carry costs (i.e., maintenance fee expense), (e) inventory recovery costs (including purchase deposits/down payments required therefor) pursuant to the RFA Facility, (f) debt service to RFA (principal and interest, including minimum amortization payments), (g) backstop payments to RFA pursuant to the Backstop Agreement, (h) income and value-added taxes, (i) capital expenditures, (j) working capital requirements (such as utility deposits, prepaid assets, i.e., Disney tickets, prepaid insurance, etc.), (k) depreciation charges and amortization or other amortization expenses, (l) opening balance accrued liabilities assumed pursuant to the Asset Purchase Agreement, (m) cure costs on assumed contracts tied to opening balance sheet accruals, (n) repayment of the Deposit Loan on closing, (o) repayment of DRC and affiliates' fees at closing included on the closing statement, (p) closing costs, (q) development costs (i.e., the construction in process expenditures), and (r) expenses related to asset sales (i.e., Kona, Hawaii property).
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a minimum credit rating of A-2/P-2 or A-/A3 obtainable from S&P or from Moody's, respectively;
(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; or
(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement” means that certain Pledge Agreement (as amended, restated, supplemented or otherwise modified) dated as of even date herewith made by DPM Holdings, LLC in favor of the Administrative Agent, providing for a pledge of 100% of the membership interests in the Borrower.
“Post Companies” means each of the companies listed on Schedule 1.01, collectively, and “Post Company” means any such company.
“Prior Year” has the meaning assigned to such term in Section 5.01(e).
“Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Recipient” means, as applicable, (a) the Administrative Agent or (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for U.S. Federal tax purposes).
“Register” has the meaning assigned to such term in Section 9.04.
“Regulatory Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Governmental Authority.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Required Lenders” means at any time, subject to Sections 2.14, Lenders having Credit Exposures and Available Revolving Commitments representing more than 50% of the sum of the total Credit Exposures and Available Revolving Commitments at such time.
“Restricted Cash Account” has the meaning assigned to such term in Section 5.16.
“Restricted Payment” means any payment to be made in respect of the costs and expenses incurred by the Borrower.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.05, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Revolving Lenders' Revolving Commitments is $10,000,000.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans at such time.
“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment, or if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“Revolving Maturity Date” means May 21, 2016.

“RFA Facility” means that certain defaulted loan receivables facility made by Resort Finance America, LLC to Borrower pursuant to that certain Inventory Loan and Security Agreement dated as of May 21, 2012, by and between RFA PMR Loanco, LLC and Borrower, as in effect on the Closing Date without giving effect to any subsequent amendment or modification of such facility, unless such amendment or modification is approved by the Administrative Agent in writing.
“S&P” means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business.
“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.
“Sales and Services Agreement” means collectively, (i) that certain Sales and Services Agreement (United States) by and among Borrower, Diamond Resorts International Marketing, Inc., Diamond Resorts U.S. Collection Development, LLC and Diamond Resorts California Collection Development, LLC and (ii) that certain Sales and Services Agreement (Mexico) by and among Sales DPM S. de R.L. de C.V., DPM Acquisition Mexico S. de R.L. de C.V., DRIC and Borrower, each to be executed by the respective parties thereto and delivered to Administrative Agent no later than ten (10) days after the date hereof.
“SEC” means the United States Securities and Exchange Commission.
“Solvent” means, in reference to the Borrower, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date. For purposes of this definition, each of the phrases “will not have unreasonably small capital” and “able to pay its debts and liabilities, subordinated, contingent or otherwise and other commitments as such debts and other liabilities become absolute and matured” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.
“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means each of DPM Acquisition Mexico S. de R.L. de C.V., Operating DPM S. de R.L. de C.V., Sales DPM S. de R.L. de C.V., DPM RP Subsidiary, LLC and DPM Loanco, LLC.

“Taxes” or “Tax” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” means, as of any date of determination, each Lender that has a Term Loan Commitment or that holds Term Loans.
“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on Schedule 2.01 or in the most recent Assignment Agreement or other documentation contemplated hereby executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $61,250,000 on the date of this Agreement. After advancing the Term Loan, each reference to a Term Lender's Term Loan Commitment shall refer to that Term Lender's Applicable Percentage of the Term Loans.
“Term Loan Maturity Date” means May 21, 2016.
“Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01.
“The Club®” means DRC's points-based exchange and member services program established by DRIC that enables members to vacation at any of the resorts in the DRC network.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof.
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“U.S. Collection” means Diamond Resorts U.S. Collection, a Diamond Resorts points-based vacation ownership system, with resort locations in the United States and St. Maarten, Netherland Antilles.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.11(f)(ii)(D)(2).
“Unused Fee” shall mean, with respect to any Lender for any fiscal quarter, a fee payable to such Lender in an amount equal to the product of (a) 1.0% times (b) an amount equal to (i) such Lender's weighted average Revolving Commitment for such fiscal quarter minus (ii) the aggregate amount of such Lender's weighted average Revolving Credit Exposure for such fiscal quarter.
“Voting Stock” means, with respect to any Person, the Equity Interests of any class or classes of such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions) of such Person; provided, however, that Voting Stock shall not include any preferred class of Equity Interests of any person solely by reason of the right of such class to elect one or more members of the Board of Directors (or similar governing body) of such Person unless such class is generally entitled to vote on any matter submitted to the holders of common classes of Equity Interests.
“Warrant Agreement” means each of (i) that certain Warrant Agreement, dated as of May 21, 2012 by and between Diamond Resorts Parent, LLC and Guggenheim Corporate Funding, LLC, and (ii) that certain Diamond Resorts Parent, LLC Warrant to Purchase Common Units, dated as of May 21, 2012, issued to Guggenheim Corporate Funding, LLC by Diamond Resorts Parent, LLC thereunder, each as amended, restated, supplemented or otherwise modified from time to time.
“Wellington Lenders” means each of the Lenders listed on Exhibit H, collectively, and “Wellington

Lender” shall mean any such Lender.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) all actions by specified officers of a Person shall be deemed to be taken by such specified officer solely in such specified officer's capacity as such officer.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose) (including, without limitation, any change in GAAP resulting in any operating lease being reclassified as a capital lease), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards (“ASC”) 159) (or any other Accounting Standards

Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20-15 (previously referred to as Financial Accounting Standards Board Staff Position APB 14-1) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05. Status of Obligations. In the event that the Borrower shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the amount of such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments, (b) each Term Lender with a Term Loan Commitment agrees to make a Term Loan to the Borrower in Dollars on the Effective Date, in an amount equal to such Lender's Term Loan Commitment by making immediately available funds available to the Borrower's designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans pursuant to Section 2.07 may not be reborrowed.
SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments of the same Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required. The Revolving Loans and the Term Loans shall be repaid as set forth in Section 2.06.
(a) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or continue any Revolving Borrowing on or after the end of the Availability Period.
SECTION 2.03 Requests for Borrowings. To request a Borrowing of Revolving Loans at any time following the Effective Date, the Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing, which shall be in an amount at least equal to $500,000 and an integral multiple of $100,000 thereafter;
(ii) the date of such Borrowing, which shall be a Business Day; and
(iii) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04. Funding of Borrowings. On the Effective Date, and, with respect to the Revolving Loans, on each date thereafter a Borrowing of a Revolving Loan is to be made in accordance with this Agreement, each Lender shall make each Loan to be made by it hereunder, ratably in accordance with its Commitment, on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Borrower most recently designated by it for such purpose by notice to the Administrative Agent and each Lender in an amount equal to such Lender's Applicable Percentage; provided that Term Loans shall be made as provided in Sections 2.01(b).
SECTION 2.05. Termination and Reduction of Commitments. Unless previously terminated, (i) the Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date and (ii) the Revolving Commitments shall terminate at 5:00 p.m. on the Business Day immediately preceding the Revolving Maturity Date.
SECTION 2.06. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to each Revolving Lender the then unpaid principal amount of each Revolving Loan maintained by such Lender on the Revolving Maturity Date and (ii) to each Term Lender, the then unpaid principal amount of each Term Loan maintained by such Lender on the Term Loan Maturity Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Class thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans made by it be evidenced by a promissory note in substantially the form of Exhibit B-1 with respect to such Lender's Revolving Loans and in substantially the form of Exhibit B-2 with respect to such Lender's Term Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.07. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.07. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.09 and (ii) the Exit Fee, if applicable.

(b) Within ten (10) days after the close of each calendar month, Borrower shall prepay the outstanding principal balance of the Term Loans in an aggregate amount equal to 40.0% of the aggregate amount of Interval Purchase Price received by Borrower and its Subsidiaries in the prior calendar month.

(c) In the event that the Borrower has any Excess Cash Flow as of the end of any calendar quarter, the Borrower shall, within sixty (60) days after the close of such calendar quarter, prepay the outstanding principal balance of the Term Loans in an aggregate amount equal to 100% of such Excess Cash Flow.

(d) Within ten (10) days after the close of each calendar month, Borrower shall prepay the outstanding principal balance of the Term Loans in an aggregate amount equal to 100.0% of the Net Disposition Proceeds received by Borrower in the prior calendar month in connection with any permitted asset or land sales.

(e) Within sixty (60) days after the close of each calendar quarter, Borrower shall prepay the outstanding principal balance of the Term Loans in an aggregate amount equal to the Club Commissions, which amount shall be paid as part of the Excess Cash Flow payment made pursuant to Section 2.07(c) above.

(f)Deliberately omitted.

(g) A minimum of $550,000 per month (payable on an annual basis) in principal reductions shall be paid for calendar year 2012, pro-rated from the Effective Date. Commencing in 2013, a minimum of $8,410,631 in total aggregate annual principal reductions to the Term Loans shall be paid by Borrower each calendar year. If the total aggregate annual principal reductions to the Term Loans do not equal to at least $550,000 per month for 2012 (prorated from the Effective Date), and $8,410,631 per year for each calendar year commencing in 2013, Borrower shall, within 30 days after the end of December 31st of each such year, make an additional principal payment equal to the difference between the required minimum annual principal reduction and the aggregate principal amounts actually paid by Borrower for such period (including, without limitation, all amounts paid pursuant to (a) through (e) above during the stated year).

(h) If at any time the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the aggregate Revolving Commitment, the Borrower shall immediately repay Revolving Borrowings in an aggregate principal amount sufficient to cause the aggregate principal amount of all Revolving Credit Exposures to be less than or equal to the Revolving Commitment.”
SECTION 2.08. Fees. (a) The Borrower agrees, on the Effective Date to pay to the Administrative Agent, for its own account, a closing fee equal to $1,867,718, and to pay to the Wellington Lenders, each for its own account, the closing fees described on Exhibit H.

(b) On each Interest Payment Date, the Borrower will pay, for the account of the Administrative Agent, the Administration Fee then accrued and unpaid.

(c) On each Interest Payment Date, the Borrower will pay, to the Administrative Agent, for the benefit of each Lender having a Commitment to make Revolving Loans, the Unused

Fee then accrued and unpaid.

(d) On the Term Loan Maturity Date, if not paid earlier in accordance herewith, the Borrower will pay to the Administrative Agent, for the benefit of each Lender then maintaining a Term Loan an amount equal to the Exit Fee applicable to the Term Loans.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the benefit of the applicable Lender or at such Lender's direction. Fees paid shall not be refundable under any circumstances.

(f) On each Interest Payment Date occurring more than 60 days after the Closing Date, if the reporting covenants set forth in Section 5.01 shall not have been satisfied on or prior to such Interest Payment Date, the Borrower will pay to the Administrative Agent, for the benefit of each Lender, a fee equal to $20,000.

SECTION 2.09. Interest. (a) The Loans shall bear interest at the Applicable Rate; of which (i) an amount equal to not less than 10% per annum shall be payable in cash on each Interest Payment Date and (ii) the remaining accrued amount may be paid in cash or accrued and added to the principal amount of the applicable Loan and paid as and when principal is due hereunder.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Applicable Rate (payable in cash).

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.10. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits, or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.11. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.11(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.11(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis of the indemnity claim. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the Borrower (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.11(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii) (A) through (E) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.11(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.11(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including additional amounts paid pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.11(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.11(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

SECTION 2.12. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.10 or 2.11, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the benefit of the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c) All principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent's separate account) shall be apportioned ratably among the Lenders having a pro rata share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied to reduce the balance of the Revolving Loans outstanding, to make payments then due and payable with respect to the Term Loan and to pay all other amounts then due under this Agreement and the other Loan Documents, and thereafter, to Borrower or such other Person entitled thereto under applicable law.

SECTION 2.13. Mitigation Obligations. If any Lender requests compensation under Section 2.10, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.14. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, the Available Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this Section 2.14 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby.

SECTION 2.15. Grant of Security Interest; Collateral.
(a) To secure the payment and performance of all Obligations owing to the Administrative Agent, the Revolving Lenders and the Term Lenders, ratably, the Borrower hereby grants to the Administrative Agent, for the benefit of itself and each Lender and Indemnitee, a continuing security interest in and Lien upon, and pledges to the Administrative Agent, all of its rights, title and interests in and to, all of the Borrower's interest in and to all of its now owned or hereafter acquired property and assets, including all accounts, general intangibles, goods, documents, securities, moneys, investment property, contract rights, chattel paper, instruments, deposit accounts, certificates of deposit, adjustments of deposits, letters of credit, letter of credit rights, advices of credit, commercial tort claims, oil, gas and minerals and other property and interests of the Borrower (whether real or personal and whether tangible or intangible now existing or hereafter acquired) and any and all additions and accessions thereto, and any and all replacements, products and proceeds (including insurance proceeds) thereof, other than the Excluded Collateral (the “Collateral”).

(b) The Borrower agrees that the Administrative Agent for the benefit of the applicable Lenders is authorized to file or record financing statements with respect to the Collateral in such form and in such offices as Lenders reasonably determine appropriate to further evidence the perfection of the security interests of Lenders under this Agreement and to use the collateral description “all assets of the Debtor” in any such financing statements. The parties intend this Agreement to be a “security agreement” within the meaning of the applicable UCC.

(c) Borrower shall promptly notify the Administrative Agent for the benefit of the applicable Lenders of any commercial tort claims in which it has an interest arising after the date of this Agreement and shall provide all necessary information concerning each such Commercial Tort Claim, or upon any and all commercial tort claims upon request by the Administrative Agent for the benefit of the applicable Lenders, and make all necessary filings with respect thereto to perfect Lenders' security interest therein.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders, on the Effective Day, each Interest Payment Date and each date on which a Borrowing occurs hereunder, that:
SECTION 3.01.Existence, Qualification and Power; Compliance with Laws. The Borrower and each Subsidiary of the Borrower, (a) is a Person duly organized or formed, validly existing and in good standing or subsisting under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own or lease its material assets and carry on its business and execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as now conducted requires such qualification, (d) is in compliance in all material respects with all laws, orders, writs, injunctions and orders and (e) has all requisite Regulatory Approvals to own its properties and operate its business as currently conducted, in the case of the foregoing clauses (c) through (e), except for such matters that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by the Borrower. This Agreement and each other Loan Document constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding of equity or at law.

SECTION 3.03. Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document and the consummation of the transactions contemplated hereby and thereby, are within the Borrower's corporate power, have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of any of such the Borrower's charter, by-laws or other organizational documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.01), or require any payment to be made under (i) any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its Subsidiaries or any of their property is subject or (c) violate any applicable law, in the case of the foregoing clause (c), except for such matters that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Governmental Authorization; Other Consents. There are no Regulatory Approvals and there is no approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person that is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document and the consummation of the transactions contemplated hereby and thereby, or (b) the ability of the Borrower to operate its businesses as currently operated, except for the Regulatory Approvals and the other approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.
SECTION 3.05. Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required to be filed, and have paid all material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not yet due and payable or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and, with respect to clause (b), have been disclosed to the Administrative Agent.

SECTION 3.06. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, any Contractual Obligation, except for any such default which could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.07. Financial Statements; No Material Adverse Effect. (a) The financial statements, if any, furnished from time to time pursuant to Section 5.01 fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby. As of the date of such financial statements, (i) there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, (ii) except for those transactions taking place on the Effective Date, there has been no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries (taken as a whole) and (iii) the Borrower and its Subsidiaries did not have any material contingent liabilities, material liabilities for Taxes, material and unusual forward or long-term commitments or material and unrealized or anticipated losses from any unfavorable commitments, except in the case of (i), (ii) or (iii), as referred to or reflected or provided for in such financial statements or as arising solely from the execution and delivery of the Loan Documents, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Effective Date.

(b) Since October 24, 2011, there has been no event or circumstance, either individually or in the aggregate, that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Security Interest. The provisions of this Agreement are effective to create in favor of the Administrative Agent, on behalf of the applicable Lenders a legal, valid and enforceable first-priority lien on all right, title and interest of Borrower in the Collateral. Except for filings completed on or prior to the Effective Date and as contemplated hereby, no filing or other action will be necessary to perfect or protect such liens.

SECTION 3.09. Ownership of Assets. The Borrower and each of its Subsidiaries owns and (to the extent applicable) has good and marketable title to its material properties and assets, in each case free and clear of all Liens other than Liens permitted pursuant to Section 6.01 and (b) the Borrower and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all material real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted pursuant to Section 6.01, and, in each case, subject to such exceptions, defects and qualifications as do not (i) affect the value of any such properties of the Borrower or such Subsidiary in any material respect or (ii) affect the use made or proposed to be made of such properties by the Borrower or such Subsidiary in any material respect.

SECTION 3.10. No Other Business. Since the Effective Date, the Borrower has not engaged in any business and has not incurred any liabilities other than (a) directly relating to its direct or indirect ownership of the Subsidiaries and (b) as otherwise not prohibited under the Loan Documents. From and after the Effective Date, none of the Borrower of any of its Subsidiaries have engaged in any business other than those carried on by the Borrower and its Subsidiaries as of the Effective Date.

SECTION 3.11. Insurance. All insurance required to be obtained by the Borrower and the Subsidiaries of the Borrower pursuant to Section 5.08 has been obtained and is in full force and effect, and all premiums then due and payable on all such insurance have been paid.

SECTION 3.12. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to the Annual Projections and any other projected financial information, forecasts, estimates or forward looking information, the Borrower represents only that such information and materials have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, and no representation or warranty is made as to the actual attainability of any such Annual Projections or forecasts.

SECTION 3.13. Subsidiaries; Equity Interests.

(a) As of Effective Date, the Borrower has no other Subsidiaries other than those listed in Schedule 3.13; and at all relevant times, all of the outstanding Equity Interests owned by the Borrower in its Subsidiaries have been validly issued, are fully paid and nonassessable, and all Equity Interests owned by the Borrower in each of its Subsidiaries are owned free and clear of all Liens, except Liens permitted by Section 6.01.

(b) As of the Effective Date, Schedule 3.13 (i) sets forth the name and jurisdiction of each such Subsidiary and (ii) sets forth the ownership interest of the Borrower and any other Subsidiary in each such Subsidiary, including the percentage of such ownership. The Borrower will provide the Administrative Agent such information regarding any additional Subsidiaries created or acquired following the Effective Date.

SECTION 3.14. No Dividend Restrictions. Except as set forth in Schedule 3.14 or as restricted by applicable law, any Governmental Authority or this Agreement, there are no restrictions (contractual or regulatory) limiting the ability of the Subsidiaries of the Borrower from making distributions, dividends or other return on capital to the Borrower in an amount sufficient to satisfy the Obligations under the Loan Documents.

SECTION 3.15. Litigation. There are no actions, suits, proceedings, disputes or known claims pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would be expected to result in a Material Adverse Effect.

SECTION 3.16. Solvency. After giving effect to the transactions contemplated by the Loan Documents, the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

SECTION 3.17. Margin Regulations; Investment Company Act; USA PATRIOT Act.
(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation T, U and X issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower or any Subsidiary is or, after giving effect to the transactions contemplated hereby, will be an “investment company” as defined in and subject to regulation under the Investment Company Act of 1940.

(c) The making of the Loans and the use of the proceeds thereof shall not violate the Trading With the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and each of the Borrower and the Subsidiaries is in compliance with the U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49, 079 (2001) (the “Anti-Terrorism Order”) and the provisions of Public Law 107-56 (the “USA PATRIOT Act”).

SECTION 3.18. ERISA Compliance. (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.19. Environmental Compliance. Except as disclosed in writing to the Administrative Agent, to the best of Borrower's knowledge:

(a) There are no claims, actions, suits, or proceedings in respect of or affecting the Borrower or any of its Subsidiaries (or any of their respective properties) alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) The properties owned, leased or operated by the Borrower or its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to Environmental Liabilities, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) None of the Borrower or any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Borrower or any of its Subsidiaries has contractually assumed any Environmental Liability.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinions

(addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Katten Muchin Rosenman LLC, counsel for the Borrower, in form and substance reasonably acceptable to the Administrative Agent, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received the schedule described in Section 5.01(d), in form and substance satisfactory to it.

(d) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit D and (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received evidence satisfactory to it that any credit facility currently in effect for the Borrower shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (or shall be simultaneously repaid with the initial Loans) and any and all liens thereunder shall have been (or shall be simultaneously) terminated and released.
(g) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries have been obtained and are in full force and effect.

(h) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative CovenantsUntil the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, from and after the Effective Date, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion by BDO Seidman (or any other independent registered public accounting firm acceptable to the Administrative Agent in its reasonable discretion), which report and opinion shall be prepared in accordance with GAAP, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(b) as soon as available, but in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, from and after the Effective Date, an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each such fiscal quarter, and the related (i) unaudited consolidated statements of income or operations and stockholders' equity for such fiscal quarter and for the portion of the fiscal year then ended and (ii) unaudited consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders' equity and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within forty-five (45) days after the end of each calendar month, the Borrower will provide to the Administrative Agent, a monthly financial statement, setting forth in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year;

(d) On or prior to the Closing Date, a schedule setting forth the projected business and operating expenses and working capital requirements of the Borrower and its Subsidiaries, accompanied by a certificate of a Financial Officer of the Borrower stating that such schedule has been prepared in good faith;

(e) as soon as available, and in any event no later than thirty (30) days after the end of each fiscal year of the Borrower (the “Prior Year”) from and after the Effective Date, a detailed consolidated budget by fiscal quarter for the current fiscal year (the “Current Year”) (which may be updated as required and including a summary of the material underlying assumptions applicable thereto) (collectively, the “Annual Projections”), which Annual Projections shall in each case be accompanied by (i) a certificate of a Financial Officer of the Borrower stating that such Annual

Projections have been prepared in good faith and are based on estimates, information and assumptions believed to be reasonable at the time of preparation of the Annual Projections;

(f) within three (3) Business Days following the reasonable request of the Administrative Agent, and in any event on the last Business Day of each calendar month, a report summarizing such individual resort performance metrics (initially, this report shall include the “Daily Sales Tracker” information) as may from time to time be agreed upon by the Borrower and the Administrative Agent;

(g) promptly after the same becomes publicly available, copies, if any, of all registration statements, regular periodic reports and press releases filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange;

(h) as soon as available, but in any event within forty-five (45) days after the end of each calendar month, the Borrower will provide to the Administrative Agent, a statement of cash flows in substantially the form attached hereto as Exhibit F;

(i) as soon as available, but in any event within forty-five (45) Business Days after the end of each calendar month, the Borrower will provide to the Administrative Agent, a report on the status of the Backstop Collateral Account and the Accumulated Restricted Cash held on account therein in substantially the form attached hereto as Exhibit G;

(j) such other information regarding the Borrower and its Subsidiaries as the Administrative Agent or any Lender may reasonably request for the Administrative Agent or such Lender to carry out and be satisfied with the “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act or other checks required to be carried out by local regulatory authorities; and

(k) such other information regarding the Borrower and its Subsidiaries as the Administrative Agent may reasonably request.

SECTION 5.02. Compliance Certificate. The Borrower will deliver to the Administrative Agent and each Lender, concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b), a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.01(a), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

SECTION 5.05. Notices. Promptly, but in any event within five (5) Business Days, after an Authorized Officer of the Borrower has obtained knowledge thereof, the Borrower shall notify or deliver to (unless prohibited by applicable law in the case of clauses (a) through (d)) the Administrative Agent and each Lender:

(a) copies of any written notice received by the Borrower regarding any actual or threatened dispute, litigation, investigation, proceeding or suspension with respect to the Borrower or any of its Subsidiaries by or before any court or any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(b) copies of all Material Notices and Material Communications received by the Borrower or any of its Subsidiaries in connection with any Contractual Obligation;

(c) details of any proposed transfer of any Equity Interests of the Borrower or any of its Subsidiaries (excluding transfers of Equity Interests of any wholly-owned Subsidiary of the Borrower transferred to the Borrower or to another wholly-owned Subsidiary of the Borrower);

(d) details of any other events or circumstances that results in or could reasonably be expected to result in a Material Adverse Effect; and

(e) of any Default or Event of Default.

Each notice pursuant to this Section shall be accompanied by a written statement of a Financial Officer of the Borrower (x) that such notice is being delivered pursuant to Section 5.03 and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
SECTION 5.04. Compliance with Laws.

(a) The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, including, without limitation, ERISA and all other employee benefit laws and shall from time to time obtain and renew, and shall comply with, each Regulatory Approval as is or in the future shall be necessary for the operation of its business under applicable Laws (except any such applicable laws and Regulatory Approvals the non-compliance with which could not reasonably be expected to result in a Material Adverse Effect).

(b) The Borrower and each Subsidiary of the Borrower shall not petition, request or take any legal or administrative action that seeks to amend, supplement or modify any Regulatory Approval in any material respect unless such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall promptly upon receipt by it or any of its Subsidiaries or upon publication furnish to the Administrative Agent and each Lender a copy (certified by an Authorized Officer of the Borrower) of each amendment, supplement or modification to any such Regulatory Approval.

SECTION 5.05. Preservation of Existence, Etc. The Borrower will, and will cause each of its Subsidiaries to:

(a) preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization; and

(b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except such rights, privileges, permits, licenses or franchise which, if not maintained, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, except to the extent that the failure to do so could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 5.07. Maintenance of Properties; Ownership of Subsidiaries.

(a) Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause its Subsidiaries to, (i) maintain, preserve and protect all of its properties and equipment material in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and all in accordance with established practices of the Borrower, and (ii) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, and

(b) Subject to Section 6.02, the Borrower shall at all times from and after the Effective Date own, directly or indirectly, 100% of the Equity Interests of the Subsidiaries.

SECTION 5.08. Maintenance of Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance in such amounts and against such risks as are usually carried by companies engaged in similar business and as are consistent with the prudent operation of its business.

SECTION 5.09. Use of Proceeds. The Borrower will use the proceeds of the Loans (a) with respect to the Term Loans and the initial Revolving Borrowing, for the acquisition of substantially all of the assets of Pacific Monarch Resorts pursuant to the Asset Purchase Agreement; and (b) with respect to any other Revolving Borrowings, to make intercompany loans to finance working capital needs of the Borrower and its Subsidiaries constituting Permitted Expenses.

SECTION 5.10. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Cooperation. The Borrower will perform such acts as are reasonably requested by the Administrative Agent to carry out the intent of, and transactions contemplated by, this Agreement and the other Loan Documents.

SECTION 5.12. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 5.13. Loan Documents; Material Documents. The Borrower will, and will cause its Subsidiaries to:

(a) Perform and observe all of its covenants and obligations pursuant to any Contractual Obligation to which it is a party or pursuant to which it has any obligations, except to the extent that the failure to so perform or observe could not reasonably be expected to result in a Material Adverse Effect;

(b)Take all reasonable and necessary action to prevent the termination or cancellation of any Loan Document or other Contractual Obligation in accordance with the terms of such Loan Document or other Contractual Obligation or otherwise (except for the expiration of any Loan Document or other Contractual Obligation in accordance with its terms and not as a result of a breach or default thereunder), except to the extent, in the case of any Contractual Obligation, that the failure to take such action could not reasonably be expected to result in a Material Adverse Effect; and

(c) enforce against the relevant party to such Loan Document or other Contractual Obligation such covenants of such Loan Document or other Contractual Obligation in accordance with its terms, except, in the case of any Contractual Obligation, to the extent that the failure to so enforce could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14. Inspection Rights. At any reasonable time and from time to time upon reasonable notice, the Borrower will, at its own expense, permit or arrange for the Administrative Agent (together with, from and after the occurrence and during the continuation of an Event of Default, any Lender who wishes to participate) and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants.

SECTION 5.15. Reports Accurate. All Projections (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent or a Lender in connection with this Agreement are true, complete and accurate in all material respects.

SECTION 5.15. Restricted Cash Account.

(a) On or prior to the Closing Date, the Borrower shall establish and maintain a segregated deposit account (the “Restricted Cash Account”) for the benefit of the lenders under the RFA Facility. The Restricted Cash Account shall at all times be under the “control” (as defined in the UCC) of the agent or lender under the RFA Facility.

(b) On the earliest of (i) the date on which all principal and interest in respect of the RFA Facility shall have been repaid and the RFA Facility terminated, or (ii) the date on which the lenders under the RFA Facility otherwise release their lien on the Restricted Cash Account, any remaining funds in the Restricted Cash Account shall be applied by the Borrower first, in repayment of the Term Loans, second, in repayment of the Revolving Loans, third, to any other obligations outstanding hereunder and fourth, shall be returned to the Borrower.

SECTION 5.15. Deferral of Expenses.

The Borrower and the other parties hereto agree and acknowledge that the Permitted Expenses shall be paid in cash except for (i) the sub-management fee payable to the Post Companies, which shall be offset against what Borrower would otherwise pay the Post Companies in respect of the Building G unit and the Building A option; provided, that that Borrower is obligated to pay any resultant tax in cash if requested by the Post Companies; (ii) the rental leasing fee of 30% payable to Diamond Resorts Management, Inc., an Arizona corporation, of which 20% shall be paid in cash (2/3rds) and 10% (1/3rd) shall be deferred until such time as the Lender hereunder shall be paid in full; (iii) income taxes to the extent not paid in cash; Borrower anticipates entering into a tax sharing agreement in which Borrower's income will be offset against Diamond Resort Parent, LLC's loss carryforwards; (iv) depreciation and amortization costs, which shall be non-cash; (v) $15,000 of executive management costs per month (included in the general and administrative allocation from DRC) shall be deferred until such time as the Lender hereunder is paid in full and (vi) 100% of the resort management fee payment payable to DRC in respect of each resort shall be accrued for and deferred until such time as the Lender hereunder is paid in full.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Liens. The Borrower will not, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens on the Borrower's property or other assets existing on the Effective Date and listed on Schedule 6.01 and any extension, renewal or replacement of the obligations secured thereby, but only to the extent such extension, renewal or replacement does not increase the outstanding principal amount thereof;

(c) Liens for Taxes, assessments or governmental charges which are not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

(f) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g) Liens arising in the ordinary course of business from netting services, overdraft protection and otherwise in connection with deposit, securities and commodities accounts;

(h) Liens securing judgments that do not involve any risk of forfeiture of any assets of any of the Subsidiaries or any Loan Document that do not exceed $50,000 in the aggregate and that within ten (10) days are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP for the payment of money not constituting an Event of Default under Article VII(g) or (h);

(i) Liens for purchase money security interests which are secured solely by the assets acquired, up to $50,000 at any time outstanding;

(j) zoning, building and other generally applicable land use restrictions, which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(k) Liens that have been placed by a third party on the fee title of leased real property or property over which the Borrower or any of its Subsidiaries has easement rights, and subordination or similar agreements relating thereto;

(l) Liens on Excluded Collateral securing Indebtedness incurred pursuant to the RFA Facility;

(m) assessment liens imposed from time to time by any homeowner's association relating to recaptured/recovered inventory; and

(n) Liens securing Indebtedness or other obligations in an aggregate amount not exceeding $25,000 at any time outstanding.

SECTION 6.02. Dispositions. The Borrower will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions in the ordinary course of business (including Dispositions of obsolete or worn-out property or non-core real estate no longer required or useful in the business or operations of the Borrower or any of its Subsidiaries);

(b) Dispositions of assets and businesses set forth on Schedule 6.02;

(c) Dispositions of Permitted Investments; and

(d) other Dispositions, in one transaction or a series of related transactions, with the approval of the Administrative Agent.

SECTION 6.03. Restricted Payments. The Borrower may not, and will not permit any Subsidiary to, declare or pay or make, directly or indirectly, any Restricted Payment; except for the payment of:

(a) Permitted Expenses;

(b) Construction expenses (whether paid in cash or through cap ex accrual) in an amount not to exceed $2,600,000 which shall be utilized for (i) completion of construction and fixturing of Building F in Cabo Azul and (ii) security and maintenance costs for the Kona, Hawaii property; without the consent of the Administrative Agent; and

(c) other Restricted Payments with the consent of the Administrative Agent.

SECTION 6.04. Investments. The Borrower will not and will not permit any of its Subsidiaries to, make or hold any Investments, except:

(a) Permitted Investments;

(b) Intercompany Loans existing on the Closing Date;

(c) Investments in Equity Interests of the Borrower's Subsidiaries, which Subsidiaries (i) are in existence on the date hereof or (ii) with the consent of the Administrative Agent, are wholly-owned Subsidiaries formed after the Effective Date;

(d) Investments received in connection with the bankruptcy or reorganization of,

or settlement of delinquent accounts and disputes with, customers and supplies, in each case in the ordinary course of business;

(e) extensions of trade credit in the ordinary course of business;

(f) Investments existing on the date hereof and identified on Schedule 6.04; and

(g) in addition to Investments permitted by clauses (a) through (f) above, additional Investments with the consent of the Administrative Agent.

SECTION 6.05. Fundamental Changes. The Borrower will not, without the consent of the Administrative Agent, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

SECTION 6.06. Nature of Business. The Borrower will not, and will not permit its Subsidiaries to:

(a) engage in any line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date or any business reasonably related or ancillary thereto;

(b) in the case of the Borrower, from and after the Effective Date, conduct, transact or otherwise engage in any business or operations other than those reasonably related to (i) its ownership of the Equity Interests of the Subsidiaries, (ii) the maintenance of its legal existence, (iii) the performance of this Agreement and the other Loan Documents, and (iv) any transaction that the Borrower is not prohibited from undertaking this Agreement; or

(c) terminate or amend, waive, modify or supplement any of the provisions of its charter, by-laws or other organizational documents or consent to any such termination, amendment, waiver, modification or supplement, unless any of the foregoing actions could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, without the consent of the Administrative Agent, enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than (i) on terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm's-length transaction with a Person other than an Affiliate and (ii) as approved or required by any Governmental Authority or as required by applicable law.

SECTION 6.08. Accounting Changes. The Borrower will not make any change in its fiscal year except to the extent required by applicable law and/or GAAP. In such event, the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year arising as a result of such change in applicable law.

SECTION 6.09. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, or incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its material property or assets (except as permitted under Section 6.01), or (b) the ability of any wholly-owned

Subsidiary to pay dividends or other distributions with respect to, or to return capital in respect of its common equity interests or to make or repay loans or advances to the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by applicable law, any Governmental Authority or this Agreement, or (ii) prohibitions, restrictions or conditions identified on Schedule 6.08.

SECTION 6.10. Abandonment. The Borrower will not, and will not permit any Subsidiary to, without the consent of the Administrative Agent, abandon any of its businesses.

SECTION 6.11. Preservation of Rights. The Borrower will not, and will not permit any Subsidiary to, without the consent of the Administrative Agent, assign, cancel, terminate, waive any material default under, material breach of or material right under, or materially amend, supplement or modify or give any material consent under (including any consent or assignment of), any Loan Document or Contractual Obligation.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:
(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03, 5.05 or 5.09 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of sixty (60) days after the earlier of (i) the Borrower obtaining knowledge thereof and (b) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable, and the effect of such failure is to cause a Material Adverse Effect;

(g) (i) any event or condition occurs that results in any Material Indebtedness (other than the Indebtedness incurred in connection with the RFA Facility) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and the effect of such event or condition is to cause a Material Adverse Effect or (ii) any event or condition occurs that results in the Material Indebtedness incurred in connection with the RFA Facility becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the permitted voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and its Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l) this Agreement, for any reason, ceases to create a valid and perfected first priority lien on or in the Collateral or other collateral relating thereto as described in the Loan Documents, or Borrower so states in writing;

(m) a Change in Control shall occur;

(n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided; or

(o) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(p) at any time, any financial statements to be delivered pursuant to Section 5.01 shall be qualified by the auditors and such qualification could reasonably be expected to result in a Material Adverse Effect;

(q) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(r) the termination, transfer, revocation or modification of any Material Contract or leases to which the Borrower or any Subsidiary is a party, the result of which could reasonably be expected to result in a Material Adverse Effect and such termination, transfer, revocation or modification remains in effect for a period of more than forty-five (45) days after the occurrence thereof.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, protect and enforce its rights and remedies under the Loan Documents and foreclose or otherwise realize upon its security for the performance of the obligations arising under the Loan Documents, or exercise any other rights and remedies available to it at law, in equity or by statute.
The Administrative Agent, on behalf of itself and the Lenders, shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York and all other rights and remedies accorded to a secured party at equity or law. The Borrower, for itself and for all who may claim through or under them, hereby expressly waives and releases all right to have the Collateral, or any part of the Collateral, marshaled on any foreclosure, sale or other enforcement of the Administrative Agent's rights and remedies.
In addition to the acceleration provisions set forth above, upon the occurrence and continuation of an Event of Default, the Administrative Agent shall have the right to exercise any and all rights, options and remedies provided for in the Loan Documents, under the UCC, the Bankruptcy Code or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by the Administrative Agent or the Lenders to reduce the Obligations, (ii) foreclose the Liens created hereunder, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower's expense, require that all or any part of the Collateral be assembled and made available to the Administrative Agent at any place designated by the Administrative Agent, (viii) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, the Administrative Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to the Administrative Agent or the Lenders, as applicable, and shall be secured by the Collateral, and such payments by the Administrative Agent shall not be construed as a waiver by the Lenders of any Event of Default or any other rights or remedies of Lenders.
Borrower hereby grants to Lenders, after the occurrence and during the continuance of an Event of Default, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, assign, license or sublicense any Intellectual Property now owned or hereafter acquired by Borrower, and wherever the same may be located, including in such license reasonable access as to all media in which any of the licensed items may be recorded or stored and to all computer programs and used for the compilation or printout thereof, in each case in connection with the exercise of the Administrative Agent's or the Lenders' remedies hereunder and under the other Loan Documents.
The Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower with full power of substitution to do the following from and after the occurrence and during the continuance of an Event of Default: (i) endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is obligated to give the Administrative Agent or the Lenders under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that the Administrative Agent or the Lenders may deem necessary or desirable to enforce any account or other Collateral or to perfect the Administrative Agent's security interest or lien in any Collateral or after the occurrence of an Event of Default which is continuing, enforce an account or other Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of accounts or the proceeds of any other Collateral to the appropriate Borrower's account, the Administrative Agent on behalf of the Lenders, as the irrevocably appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of the Administrative Agent's officers or authorized signatories direct any private payor to pay proceeds of accounts or any other Collateral to the appropriate Borrower's account.
In addition to the acceleration provisions set forth above, upon the occurrence and continuation of an Event of Default, Borrower shall take any action that the Administrative Agent may request in order to enable the Administrative Agent to obtain and enjoy the full rights and benefits granted to the Administrative Agent or the Lenders hereunder. Without limiting the generality of the foregoing, upon the occurrence and continuation of any Event of Default, at the request of the Administrative Agent and at Borrower's sole cost and expense, Borrower shall execute all documents and take all other actions requested by the Administrative Agent to enable it, its designee, any receiver, trustee or similar official or any purchaser of all or any part of the Collateral to obtain from any Person any required authority necessary to operate the business of Borrower.

ARTICLE VII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank or other entity serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be an entity with an office in New York, New York, or an Affiliate of any such entity. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
ARTICLE IX

Miscellaneous Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)If to the Borrower:	DPM Acquisition, LLC 10615 Park Run Drive Las Vegas, NV 89144 Attn: General Counsel Telephone: (702) 823-7550 Telecopy: (702) 765-8615

with a copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Suite 1900 Chicago, IL 60661 Attn: Ann Marie Sink (337444/13) Telephone: (312) 902-5233 Telecopy: (312) 577-8907

(ii)if to the Administrative Agent:	Guggenheim Corporate Funding, LLC 135 East 57th Street New York, New York 10022 Attention: Kaitlin Trinh Telephone: 212-651-0840 E-mail: Kaitlin.Trinh@guggenheimpartners.com

(iii)If to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire provided to the Administrative Agent.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.07(b), 2.07(c), 2.07(d) and 2.07(e), in each case which shall only require the approval of the Required Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, the Revolving Maturity Date or the Term Loan Maturity Date, without the written consent of each Lender directly affected thereby, (iv) change Section 2.12(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) cause or permit the release or subordination of the Agent's lien in any material portion of the Collateral without the written consent of each Lender or (vii) cause or permit the release of Borrower or any Guarantor from their liabilities and obligations under the Loan Document without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); including, without limitation, the fees and expenses charged by the rating agencies, (ii) if the Administrative Agent elects to have the credit facilities provided for herein rated, all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with obtaining and maintaining such rating, including the fees and charges of the rating agencies, and (iii)  all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the

Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower's failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent and the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Approved Fund, any other Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee.

(c) Subject to acceptance and recording thereof pursuant to this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or its other obligations under any Loan Document) other than the Borrower except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.10, 2.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Intentionally Omitted.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DPM ACQUISITION, LLC, as the Borrower

By: /s/ David F. Palmer
Name: David F. Palmer
Title: President

GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent

By: /s/ William Hagner
Name: William Hagner
Title: Senior Managing Director

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

MIDLAND NATIONAL LIFE INSURANCE COMPANY, as a Lender By: Guggenheim Partners Asset Management, LLC, as investment adviser

By: /s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE, as a Lender By: Guggenheim Partners Asset Management, LLC, as investment adviser

By: /s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

SBC FUNDING, LLC, as a Lender By: Guggenheim Partners Asset Management, LLC, as investment adviser

By: /s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

GUGGENHEIM LIFE & ANNUITY COMPANY, as a Lender By: Guggenheim Partners Asset Management, LLC, as investment adviser

By: /s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

EQUITRUST LIFE INSURANCE COMPANY, as a Lender By: Guggenheim Partners Asset Management, LLC, as investment adviser

By: /s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

WILSHIRE INSTITUTIONAL MASTER FUND SPC - GUGGENHEIM ALPHA SEGREGATED PORT, as a Lender By: Guggenheim Partners Asset Management, LLC, as investment adviser

By: /s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

WAKE FOREST UNIVERSITY, as a Lender By: Guggenheim Partners Asset Management, LLC, as investment adviser

By: /s/ Michael Damaso
Name: Michael Damaso
Title: Senior Managing Director

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

SILVER ROCK FINANCIAL LLC, as a Lender

By: /s/ Ralph Finerman
Name: Ralph Finerman
Title: Manager

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

DNSMORE LLC, as a Lender

By: /s/ Ralph Finerman
Name: Ralph Finerman
Title: Manager

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

NP1 LLC, as a Lender

By: /s/ Ralph Finerman
Name: Ralph Finerman
Title: Manager

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

GENTRACE LLC, as a Lender

By: /s/ Ralph Finerman
Name: Ralph Finerman
Title: Manager

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

MOUNTE LLC, as a Lender

By: /s/ Ralph Finerman
Name: Ralph Finerman
Title: Manager

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

WELLWATER LLC, as a Lender

By: /s/ Ralph Finerman
Name: Ralph Finerman
Title: Manager

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

GENUNO LLC, as a Lender

By: /s/ Ralph Finerman
Name: Ralph Finerman
Title: Manager

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

QUISSETT PARTNERS, L.P., as a Lender By: Wellington Management Company, LLP as investment adviser By: /s/ Steven M. Hoffman Name: Steven M. Hoffman Title: Vice President & Counsel

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

QUISSETT INVESTORS (BERMUDA) L.P., as a Lender By: Wellington Management Company, LLP as investment adviser By: /s/ Steven M. Hoffman Name: Steven M. Hoffman Title: Vice President & Counsel

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

BAY POND PARTNERS, L.P., as a Lender By: Wellington Management Company, LLP as investment adviser By: /s/ Steven M. Hoffman Name: Steven M. Hoffman Title: Vice President & Counsel

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

BAY POND INVESTORS (BERMUDA) L.P., as a Lender By: Wellington Management Company, LLP as investment adviser By: /s/ Steven M. Hoffman Name: Steven M. Hoffman Title: Vice President & Counsel

Signature Page to
Loan Agreement
(DPM Acquisition, LLC)

ITHAN CREEK MASTER INVESTORS (CAYMAN) L.P., as a Lender By: Wellington Management Company, LLP as investment adviser By: /s/ Steven M. Hoffman Name: Steven M. Hoffman Title: Vice President & Counsel

ITHAN CREEK MASTER INVESTMENT PARTNERSHIP (CAYMAN) II, L.P., as a Lender

By: Wellington Management Company, LLP
as investment adviser

By: /s/ Steven M. Hoffman
  Name: Steven M. Hoffman
  Title: Vice President & Counsel

SCHEDULE 1.01

LIST OF POST COMPANIES
Monarch Owner Services, Inc., a California corporation

Monarch Owners Services, LLC, a Nevada limited liability company

Resort Services Group, Inc., a California corporation

Resort Services Group, LLC, a Nevada limited liability company

Monarch Grand Vacations Management, Inc., a California corporation

Monarch Grand Vacations Management, LLC, a Nevada limited liability company

SCHEDULE 2.01

LENDERS; COMMITMENTS

LENDER	REVOLVING COMMITMENT	TERM LOAN COMMITMENT
1. MIDLAND NATIONAL LIFE INSURANCE COMPANY	$2,200,000	$11,762,500
2. NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE	$1,000,000	$6,000,000
3. SBC FUNDING, LLC	$1,600,000	$8,198,077
4.GUGGENHEIM LIFE & ANNUITY COMPANY	$1,600,000	$6,148,558
5. EQUITRUST LIFE INSURANCE COMPANY	$1,600,000	$10,930,769
6. WILSHIRE INSTITUTIONAL MASTER FUND SPC - GUGGENHEIM ALPHA SEGREGATED PORT	$—	$1,024,760
7. WAKE FOREST	$—	$341,587
8. SILVER ROCK FINANCIAL LLC	$—	$1,000,000
9. DNSMORE LLC	$—	$1,000,000
10. NP1 LLC	$—	$500,000
11. GENTRACE LLC	$—	$500,000
12. MOUNTE LLC	$—	$500,000
13. WELLWATER LLC	$—	$500,000
14. GENUNO LLC	$—	$593,750
15. QUISSETT PARTNERS, L.P.	$335,000	$2,050,000
16. QUISSETT INVESTORS (BERMUDA) L.P.	$435,000	$2,662,000
17. BAY POND PARTNERS, L.P.	$634,000	$3,890,000
18. BAY POND INVESTORS (BERMUDA) L.P.	$367,000	$2,246,000
19. ITHAN CREEK MASTER INVESTORS (CAYMAN) L.P.	$192,000	$1,176,000
20. ITHAN CREEK MASTER INVESTMENT PARTNERSHIP (CAYMAN) II, L.P.	$37,000	$226,000

AGGREGATE COMMITMENTS	$10,000,000	$61,250,000

SCHEDULE 3.13

SUBSIDIARIES; EQUITY INTERESTS

Subsidiary	Equity Interests

DPM Acquisition Mexico, S. de R.L. de C.V.	DPM Acquisition, LLC	90%
	DPM Holdings, LLC	10%

Operating DPM, S. de R.L. de C.V.	DPM Acquisition, LLC	90%
	DPM Holdings, LLC	10%

Sales DPM, S. de R.L. de C.V.	DPM Acquisition, LLC	90%
	DPM Holdings, LLC	10%

DPM RP Subsidiary, LLC (DE)	DPM Acquisition, LLC	100%

DPM Loanco, LLC	DPM Acquisition, LLC	100%

SCHEDULE 3.14
DIVIDEND RESTRICTIONS
None.
SCHEDULE 6.01
LIENS
None.
SCHEDULE 6.02
DISPOSITIONS
None.
SCHEDULE 6.04
INVESTMENTS
None.
SCHEDULE 6.09
RESTRICTIVE AGREEMENTS
None.

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower(s):

4.	Administrative Agent:	Guggenheim Corporate Funding, LLC, as the administrative agent under the Loan Agreement

5.	Loan Agreement:
The Loan and Security Agreement dated as of May 21, 2012 among DPM Acquisition, LLC, the Lenders parties thereto, Guggenheim Corporate Funding, LLC, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment”, “Term Loan Commitment”, etc.).
Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:

GUGGENHEIM CORPORATE FUNDING, as Administrative Agent

By:	________________________________
Name: Title:

[Consented to:

DPM ACQUISITION, LLC

By:	________________________________
Name: Title: ] To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it [is][is not] an Affiliate of the Borrower; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee and (vi) it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1
FORM OF REVOLVING LOAN NOTE
REVOLVING LOAN NOTE                                                                                  [DATE]
FOR VALUE RECEIVED, the undersigned, DPM ACQUISITION, LLC, a Delaware limited liability company (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER NAME] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the “Loan Agreement” (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Loan Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Loan Agreement.
The undersigned Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made to it from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Loan Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Loan Agreement.
At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender's own books and records, in each case specifying the amount of such Revolving Loan or the amount of principal paid or prepaid with respect to such Revolving Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrower hereunder or under the Loan Agreement.
This Note is one of the notes referred to in, and is entitled to the benefits of, that certain Loan and Security Agreement dated as of May 21, 2012 by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and Guggenheim Corporate Funding, LLC, as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). The Loan Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the undersigned Borrower from time to time in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Commitment, the indebtedness of the undersigned Borrower resulting from each such Revolving Loan to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower. Whenever in this Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.
This Note shall be construed in accordance with and governed by the law of the State of New York.
DPM ACQUISITION, LLC

By:
Name:
Title:

Signature Page to
Term Loan Note

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-2

FORM OF TERM LOAN NOTE
TERM LOAN NOTE                                                                              [DATE]
FOR VALUE RECEIVED, the undersigned, DPM ACQUISITION, LLC, a Delaware limited liability company (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER NAME] (the “Lender”) the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the “Loan Agreement” (as defined below) on May 21, 2016 or on such earlier date as may be required by the terms of the Loan Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Loan Agreement.
The undersigned Borrower promises to pay interest on the unpaid principal amount of each Term Loan made to it from the date of such Term Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Loan Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Loan Agreement.
At the time of each Term Loan, and upon each payment or prepayment of principal of each Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender's own books and records, in each case specifying the amount of such Term Loan or the amount of principal paid or prepaid with respect to such Term Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrower hereunder or under the Loan Agreement.
This Note is one of the notes referred to in, and is entitled to the benefits of, that certain Loan and Security Agreement dated as of May 21, 2012 by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and Guggenheim Corporate Funding, LLC, as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). The Loan Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the undersigned Borrower from time to time in an aggregate amount not to exceed at any time outstanding such Lender's Term Loan Commitment, the indebtedness of the undersigned Borrower resulting from each such Term Loan to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower. Whenever in this Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.
This Note shall be construed in accordance with and governed by the law of the State of New York.

DPM ACQUISITION, LLC

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of May 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among DPM Acquisition, LLC (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: __________, 20[__]

EXHIBIT C-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of May 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among DPM Acquisition, LLC (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT C-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of May 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among DPM Acquisition, LLC (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT C-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of May 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among DPM Acquisition, LLC (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT D

LIST OF CLOSING DOCUMENTS

None.

EXHIBIT E

MATERIAL CONTRACTS

Contract Name	Other Party(ies)	Description
Common Area Use and License Agreement for Building A	Riviera Mi Vida, Cabo VPOA	Necessary for occupants of Building A at Cabo Azul Resort to access resort common areas and amenities
Common Area Use and License Agreement for Building G	Mark Post, Cabo VPOA	Necessary for occupants of Building G units at Cabo Azul Resort to access resort common areas and amenities
Declaration of Deannexation	MGVOA	Required for deannexation; Cabo Azul VPOA, Cancun, Cedar Breaks, Desert Isle, Palm Canyon, Riviera Beach and Spa, Riviera Oaks, Riviera Shores, Tahoe Seasons
Development Agreement	MGVOA	PMR is exclusive sales organization for MGV
Guaranty	Guggenheim	Guaranty
Guaranty	RFA	Guaranty
Loan and Security Agreement	Guggenheim	Loan and Security Agreement
Management Agreement	Cabo Azul VPOA	Management fees (Operations)
Management Agreement	Cabo Azul VPOA	Management fees (Admin)
Management Agreement	Cancun Resort VPOA	Management fees
Management Agreement	Cedar Breaks Lodge VPOA	Management fees
Management Agreement	MGVOA	Management fees
Oversight Agreement	Post Company	Post Companies to continue providing management and oversight services to and for the benefit of the PMR VPOAs under the Post Companies agreements
Portfolio 1 Backstop Agreement	RFA	Portfolio 1 Backstop Agreement
Security Pledge Agreement	Guggenheim	Security Pledge Agreement
Shared Front Desk Agreement	Riviera Gerencia de Proyectos, Riviera Mi Vida, Cabo VPOA	Necessary for occupants of building A at Cabo Azul Resort to check-in at the resort's front desk.
Trust Agreement	MGVOA	Per DRE requirements, PMR is Trustor and MGVOA is Trustee
Warrant	Guggenheim	Warrant
Warrant Agreement	Guggenheim	Warrant Agreement

EXHIBIT F
STATEMENT OF CASH FLOWS

EXHIBIT F
DPM Acquisition, LLC
2012 Statement of Operations
Consolidated Bridge
	YTD	Paid to/by	Net to
		RFA	DPM (Gugg)

Revenue

Management and Member Services

Management Fee Revenue	—	—	—

Consolidated Resort Operations:
Other Income	—	—	—

Interest Income:
House Portfolio	—	—	—

Other Revenue:
Portfolio Fee Income			—
Timeshare Sales (to DRC)			—
Other			—
Total other	—	—	—

Total Revenue	—	—	—

Costs and Operating Expenses:

Other Expense (Cost of Vacation Interest)	—	—	—

Advertising Sales and Marketing	—	—	—

Vacation Interest Carry Cost
Maintenance Fee			—
Gross Rental Revenue			—
Leasing Expense (Diamond) - Cash			—
Leasing Expense (Diamond) - Deferred			—
Property Taxes			—
Net Vacation Interest Carry Cost	—	—	—

Management and Member Services
Sub-management Fee Expense - Deferred			—
Other Expense			—
Total Management and Member Services Exp	—	—	—

Resort Operations Expense:
Other Operations			—

Total Resort Operations Expense	—	—	—

Loan Portfolio	—	—	—

General and Administrative:
Payroll			—
Office Facilities			—
Legal and Professional			—
Technology			—
Other Expenses			—
G&A Allocations - intercompany - Cash			—
G&G Allocations - intercompany - Deferred			—
Total G&A Expenses	—	—	—

Interest Expense
Guggenheim
Cash			—
Paid In Kind - Deferred			—
Exit Fee - Deferred			—
Intercompany - Deferred			—
Amortization of Debt Issuance Costs			—
Other			—
Total Interest Expense	—	—	—

Depreciation and Amortization:
Depreciation			—
Amortization			—
Total Depreciation and Amortization	—	—	—

Gain(Loss) on Disposal of Assets			—

Total Costs and Operating Expenses	—	—	—

Income Before Tax			—

Income Tax Expense			—

Net Income	—	—	—

EBITDA
Income Before Tax		—	—
Depreciation and Amortization		—	—
Interest Expense (excluding RFA and Textron interest expense)		—	—
Cost of Vacation Interest		—	—
EBITDA	—	—	—

CASH INCOME
Net Income		—	—
Leasing Expense (Diamond) - Deferred		—	—
Sub-management Fee Expense - Deferred		—	—
G&A Allocations - Intercompany - Deferred		—	—
Interest Expense - Deferred and Non Cash		—	—
CASH INCOME	—	—	—

CASH EBITDA
Income Before Tax		—	—
Depreciation and Amortization		—	—
Interest Expense		—	—
Cost of Vacation Interest		—	—
Other Expenses
Leasing Expense (Diamond) - Deferred		—	—
Sub-management Fee Expense - Deferred		—	—
G&A Allocations - Intercompany - Deferred		—	—
CASH EBITDA	—	—	—

PROJECTED CASH FLOW
Cash EBITDA
Less : Cash Interest
Less: RFA Backstop Payments
Less: Payment of Beginning Liabilities and Other Liabilities
Cash Available to Pay Guggenheim			—

Total Funded Debt:
Revolver:
Term Loan:
Total Funded Debt:
Less Debt Repayment
Total Remaining Debt			—
Net Paydown

Total Cash to DRC
Leasing Expense (Diamond) - Cash
Loan Portfolio
G&A Allocations - intercompany - Cash
Total			—

EXHIBIT G

FORM OF STATEMENT OF ACCUMULATED CASH

Date:    ________________

Accumulated Restricted Cash as of __________________ (prior month)	$_________________

Accumulated Restricted Cash as of __________________ (current month)	$_________________

EXHIBIT H

WELLINGTON LENDERS; ALLOCATION OF FEES

WELLINGTON LENDER	CLOSING FEE
1. Quissett Partners, L.P.	$34,729
2. Quissett Investors (Bermuda) L.P.	$45,096
3. Bay Pond Partners, L.P.	$65,900
4. Bay Pond Investors (Bermuda) L.P.	$38,049
5. Ithan Creek Master Investors (Cayman) L.P.	$19,922
6. Ithan Creek Master Investment Partnership (Cayman) II, L.P.	$3,829
Total $207,524